Exhibit 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE
Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Earnings Increase and Continued Asset Growth for First Quarter
MIDDLEFIELD, OHIO, April 26, 2010 ♦ ♦ ♦ ♦ Middlefield Banc Corp. (Pink Sheets: MBCN), parent of The Middlefield Banking Company and Emerald Bank, today announced the following results for the quarter ended March 31, 2010.
•	Total assets increased $35.4 million, or 6.3%, from December 31, 2009

•	Net interest income in a year-to-year comparison grew $0.8 million or 26.2%

•	Total deposits stood at $522.3 million, an increase of 7.2% from year-end 2009

•	Net loans grew $5.7 million during the quarter, ending up 1.6%

•	Diluted earnings per common share for the quarter were $0.41, up 5.1% from the first quarter of 2009.
The company reported that earnings for the first quarter ended March 31, 2010, were $645,000 compared to earnings of $603,000 for the same period in the prior year. Earnings per diluted share for the 2010 quarter were $0.41, while those reported for the 2009 period were $0.39.
During the 2010 first quarter, net interest income increased $842,000 from the first quarter of 2009. This was offset by a $285,000 higher provision for loan losses, and an increase in other total non-interest expense of $562,000. Non-interest income during the first quarter of 2010 was $15,000 below that reported in the same period of 2009.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2010 quarter were 7.06% and 0.45%, respectively, compared with 7.00% and 0.52% for the first quarter of 2009.
“We are pleased to report positive earnings for the first quarter of 2010,” stated Thomas G. Caldwell, President and Chief Executive Officer, “Historically low interest rates have permitted the opportunity to improve our net interest margin. We have also maintained our focus on managing our non-interest expenses. The dollar increase in this area is attributable to the continued growth of the company.”

“The first quarter of the new year has also witnessed continued strong growth in our deposit base. However, loan demand within our markets has remained soft. While we continue to seek strong quality credits, we have deployed our additional funding into our securities portfolio. We have also reduced the level of borrowings from the Federal Home Loan Bank.”
“In a broad sense, we are cautiously optimistic that a transition to better economic times will begin in 2010. As we work through that interim period, our focus remains keen on delivering excellence in customer service, increasing value to our shareholders, and operating our company in accordance with safe and sound banking practices,” Caldwell concluded.
Asset Quality
The provision for loan losses for the three month period ended March 31, 2010 increased 185% to $439,000 compared to the $154,000 for the comparable period of 2009. “To a great extent, the success of our company is dependent upon sustainable economic activity within the markets we serve. Many within our market area have been negatively impacted by weaknesses within the various economic segments. Our asset quality numbers reflect these factors, including continued high unemployment, increased levels of under-employment, and lower real estate values,” said Donald L. Stacy, Chief Financial Officer of Middlefield Banc Corp. “As we have reported earlier, credit issues are tied to owner occupied residential properties in our northeastern Ohio markets, while our central Ohio market is reporting delinquencies tied to non-owner occupied residential properties.”
Stacy continued, “We believe that it is prudent, in light of these on-going economic issues and heightened regulatory scrutiny, to operate with higher levels of general loan loss reserves. During 2010, we will continue to provide a higher than historic level of provision to address credit quality issues.”
The following table summarizes asset quality and reserve coverage ratios as of the end of the last four quarters.

		Asset Quality History
		(dollars in thousands)
	3/31/2010	12/31/2009	3/31/2009	12/31/2008

Nonperforming loans	$18,143	$16,285	$13,370	$8,481
Real estate owned	2,175	2,164	1,331	1,106

Nonperforming assets	$20,318	$18,449	$14,701	$9,587

Allowance for loan losses	$5,279	$4,937	$3,621	$3,557

Ratios:
Nonperforming loans to total loans	5.04%	4.61%	4.16%	2.64%
Nonperforming assets to total assets	3.42%	3.30%	3.14%	2.11%
Allowance for loan losses to total loans	1.47%	1.40%	1.13%	1.11%
Allowance for loan losses to nonperforming loans	29.10%	30.31%	27.08%	41.94%

The increased loan loss provision, which has significantly outpaced loan charge-offs, has strengthened the allowance for loan losses. The ratio of the allowance for loan losses to total loans increased to 1.47% of total loans at March 31, 2010, compared to the 1.40% reported at December 31, 2009, and 1.11% at December 31, 2008.
Net Interest Income
Net interest income was $4.06 million, an increase of 26.2% from the $3.21 million reported for the comparable quarter of 2009. The net interest margin was 3.29%, representing an increase from the 2009 first quarter of 3.21%. While interest income was negatively impacted by an increase in the total of non-performing loans, the company benefited from an historically low interest rate environment. Total interest expense of $2.87 million was 7.8% below the level experienced during the first quarter of 2009, which was $3.11 million.
Non-Interest Income and Operating Expenses
Non-interest income decreased $15,000 for the three-month period of 2010 from the comparable 2009 period. A decrease in service charges on deposit accounts and lower earnings on bank-owned life insurance were partially offset by a gain on the sale of investment securities and a slight increase in other fee income.
Non-interest expense of $3.56 million for the first quarter of 2010 was 18.8%, or $562,000 higher than the first quarter of 2009. Increases in salaries and employee benefits of $140,000 are primarily attributable to staff additions in accounting and special assets, as well as an increase in health insurance costs. Equipment expense was $75,000 higher in the 2010 quarter than for the 2009 period. The company’s two affiliate banks are moving to a new core data processing provider in late April and have incurred additional expense related to that migration. Increases in the FDIC deposit insurance assessment and occupancy expense are directly related to the growth of the company. Other expenses were $289,000 higher in the 2010 period than in the same quarter of 2009. Losses on other real estate and costs associated with maintaining owned properties, as well as legal fees in pursuing collection activities accounted for $239,000 of the increase.
Balance Sheet Growth
The company’s total assets as of March 31, 2010 stood at $594.0 million, an increase of 6.3% over the $558.7 million in total assets reported at December 31, 2009. Net loans at March 31, 2010, were $354.4 million, up $5.7 million, or 1.6%, over the $348.7 million reported at December 31, 2009. Total deposits at the end of the first quarter 2010 were $522.3 million, or 7.2% greater than the deposit level of $487.1 million at December 31, 2009.
The investment portfolio, which is entirely classified as available for sale, stood at $164.9 million at March 31, 2010. This figure represented growth within that portfolio of $28.1 million from the prior year-end. Stockholders’ equity at March 31, 2010, was $37.7 million. Book value per share as of March 31, 2010, was $24.05.
Dividends
During the first quarter of both 2010 and 2009, Middlefield paid cash dividends of $0.26 per share.

Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $594.0 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

Middlefield Banc Corp.
Consolidated Selected Financial Highlights
March 31, 2010 and 2009 and December 31, 2009

	(unaudited)		(unaudited)
Balance Sheet (period end)	March 31,	December 31,	March 31,
(Dollar amounts in thousands)	2010	2009	2009

ASSETS
Cash and due from banks	$13,039	$12,909	$12,569
Federal funds sold	28,492	28,123	5,780
Interest-bearing deposits in other institutions	123	121	119

Cash and cash equivalents	41,654	41,153	18,468
Investment securities available for sale	164,852	136,711	102,324
Loans	359,651	353,597	326,688
Less allowance for loan losses	5,279	4,937	3,620

Net loans	354,372	348,660	323,068
Premises and equipment	8,408	8,394	8,333
Goodwill	4,559	4,559	4,559
Bank-owned life insurance	7,773	7,706	7,509
Accrued interest and other assets	12,399	11,475	9,113

Total Assets	$594,017	$558,658	$473,374

LIABILITIES
Noninterest-bearing demand	$44,082	$44,387	$43,271
Interest-bearing demand	41,959	38,111	29,753
Money market	64,808	56,451	31,059
Savings	120,544	107,358	77,706
Time	250,885	240,799	222,297

Total deposits	522,278	487,106	404,086
Short-term borrowings	6,772	6,800	1,533
Other borrowings	25,374	25,865	30,890
Accrued interest and other liabilities	1,847	2,180	2,007

Total Liabilities	556,271	521,951	438,516

STOCKHOLDERS’ EQUITY
Common stock	28,035	27,919	27,428
Retained earnings	15,197	14,960	14,990
Accumulated other comprehensive gain/(loss)	1,248	562	(826)
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	37,746	36,707	34,858

Total Liabilities and Stockholders’ Equity	$594,017	$558,658	$473,374

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
March 31, 2010 and 2009

	(unaudited)	(unaudited)
	For the Three Months Ended
Income Statement	March 31,
(Dollar amounts in thousands)	2010	2009

INTEREST INCOME
Interest and fees on loans	$5,097	$4,998
Interest-bearing deposits in other institutions	4	7
Federal funds sold	11	4
Investment securities:
Taxable interest	1,203	853
Tax-exempt interest	592	446
Dividends on FHLB stock	17	16

Total interest income	6,924	6,324

INTEREST EXPENSE
Deposits	2,485	2,716
Short term borrowings	58	6
Other borrowings	190	257
Trust preferred securities	136	132

Total interest expense	2,869	3,111

NET INTEREST INCOME	4,055	3,213

Provision for loan losses	439	154

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,616	3,059

NONINTEREST INCOME
Service charges on deposit accounts	415	439
Investment securities gains, net	9	—
Earnings on bank-owned life insurance	67	69
Other income	118	116

Total noninterest income	609	624

NONINTEREST EXPENSE
Salaries and employee benefits	1,511	1,371
Occupancy expense	276	255
Equipment expense	198	123
Data processing costs	243	249
Ohio state franchise tax	136	123
Federal deposit insurance expense	202	172
Other expense	992	703

Total noninterest expense	3,558	2,996

Income before income taxes	667	687
Income taxes	22	84

NET INCOME	$645	$603

	(unaudited)	(unaudited)
	For the Three Months Ended
Income Statement	March 31,
(Dollar amounts in thousands)	2010	2009

Per common share data
Net income per common share — basic	$0.41	$0.39
Net income per common share — diluted	$0.41	$0.39
Dividends declared	$0.26	$0.26
Book value per share(period end)	$24.05	$23.82
Tangible book value per share (period end)	$21.15	$20.86
Dividend payout ratio	63.26%	66.17%
Average shares outstanding — basic	1,565,454	1,536,930
Average shares outstanding — diluted	1,567,441	1,538,534
Period ending shares outstanding	1,569,486	1,541,247

Selected ratios
Return on average assets	0.45%	0.52%
Return on average equity	7.06%	7.00%
Yield on earning assets	5.45%	6.11%
Cost of interest bearing liabilities	2.36%	3.25%
Net interest spread	3.09%	2.86%
Net interest margin	3.29%	3.21%
Efficiency (1)	71.60%	73.59%
Equity to assets at period end	6.35%	6.57%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

Asset quality data	March 31,	March 31,
(Dollar amounts in thousands)	2010	2009

Non-accrual loans	$18,140	$13,370
90 day past due and accruing	3	1,331
Non-performing loans	18,143	14,701
Other real estate owned	2,175	2,164

Non-performing assets	$20,318	$16,865

Allowance for loan losses	$5,279	$4,937
Allowance for loan losses/total loans	1.47%	1.40%
Net charge-offs:
Quarter-to-date	$97	$90
Year-to-date	97	90
Net charge-offs to average loans
Quarter-to-date	0.03%	0.03%
Year-to-date	0.03%	0.03%
Non-performing loans/total loans	5.04%	4.16%
Allowance for loan losses/non-performing loans	29.10%	33.58%